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                                                      Exhibit 11
               CERIDIAN CORPORATION AND SUBSIDIARIES
          STATEMENT RE COMPUTATION OF PER SHARE EARNINGS

(Amounts in thousands,
 except per share data)             Year Ended December 31,
                                  1996         1995         1994


Net earnings                  $            $            $
                                181,865       58,562       97,689
Dividends on Ceridian
 preferred stock                (12,980)     (12,980)     (12,980)

Net earnings for common
 stock - primary                168,885       45,582       84,708

 Extraordinary loss                 -         38,947           -

Earnings before
 extraordinary item -
 primary                        168,885       84,528       84,708
Dividends on Ceridian
 preferred stock                 12,980       12,980       12,980

Earnings before
 extraordinary item - fully
 diluted                      $ 181,865    $  97,508    $  97,689

Weighted average common
 shares outstanding              67,920       66,135       65,825
Common share equivalents -
 stock options                    2,665        3,217        1,801
Weighted average common
 shares and equivalents
 outstanding - primary           70,585       69,352       67,626
Shares issuable assuming
 conversion of Ceridian
 preferred stock                 10,384       10,384       10,384
Weighted average common
 shares and equivalents
 outstanding - full dilution     80,969       79,736       78,010

Primary earnings per share
  before extraordinary item   $    2.39    $    1.22    $    1.25
Extraordinary loss                 0.00        (0.56)        0.00
Net earnings                  $    2.39    $    0.66    $    1.25


Fully diluted earnings per
 share before extraordinary
 item (1)                     $    2.25    $    1.22    $    1.25
Net earnings (1)              $    2.25    $    0.73    $    1.25




(1) The calculation of fully diluted earnings (loss) per share appearing above is submitted in accordance with Regulation S-X item 601(b)(11). These amounts are not permitted to be reported under generally accepted accounting principles (APBO No. 15) if they are the same or better than (antidilutive to) the primary earnings (loss) per share amounts.

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